SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CNS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNS, INC.
7615 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 229-1500

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 15, 2006

To the Stockholders of CNS, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of CNS, Inc. (the “Company”) will be held on Tuesday, August 15, 2006 at 11:00 a.m., local time, at the Company’s headquarters, 7615 Smetana Lane, Eden Prairie, Minnesota for the following purposes:

1.	To elect eight (8) directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected;
2.	To ratify and approve the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending March 31, 2007; and
3.	To act upon any other matters that may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

        The Board of Directors has fixed the close of business on June 29, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment(s) or postponement(s) thereof.

By Order of the Board of Directors,

Daniel E. Cohen
Chairman of the Board

Dated: July 7, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. THE PROXY IS SOLICITED BY MANAGEMENT AND MAY BE REVOKED OR WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS EXERCISED.

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CNS, INC.

7615 Smetana Lane

Eden Prairie, Minnesota 55344

(952) 229-1500

_________________

PROXY STATEMENT
_________________

Annual Meeting of Stockholders
To Be Held on August 15, 2006

GENERAL MATTERS

        This Proxy Statement is furnished in connection with the Annual Meeting of Stockholders of CNS, Inc. to be held on Tuesday, August 15, 2006 at 11:00 a.m., local time (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof. The Company intends to mail this Proxy Statement and the accompanying proxy card on or about July 7, 2006.

        For your convenience, the Company is also offering a Webcast of the meeting. If you choose to view the Webcast, visit the “Investors” section of our website at www.cns.com shortly before the meeting time and follow the instructions provided. You may also listen to a replay of the Webcast on our website.

Cost and Method of Solicitation

        The Board of Directors of the Company is making this solicitation of proxies to be voted at the Annual Meeting. The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

        The total number of shares outstanding and entitled to vote at the Annual Meeting as of June 29, 2006 consisted of 13,980,650 shares of common stock. Each share of common stock is entitled to one vote. Only stockholders of record at the close of business on June 29, 2006 will be entitled to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of shares of the Company’s common stock. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

        If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each other proposal.

Quorum and Voting Requirements

        A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

        Nominees for election as directors will be elected by a plurality of affirmative votes of holders of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on the election of directors. Each other proposal will be approved by the affirmative vote of the holders of a majority of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal.

        You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

        If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

Revoking a Proxy

        You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of the Company;
•	Submitting a properly signed proxy card with a later date; or
•	Voting in person at the Annual Meeting, after providing written notice to the Secretary of the Company of revocation of the proxy.

        All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table sets forth, as of the close of business on June 29, 2006, the number and percentage of outstanding shares of common stock of the Company beneficially owned (i) by each person who is known to the Company to beneficially own more than five percent (5%) of the common stock of the Company, (ii) by each director and nominee of the Company, (iii) by each executive officer named in the Summary Compensation Table below (each, a “Named Executive Officer”), and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons listed below may be reached at 7615 Smetana Lane, Eden Prairie, Minnesota 55344.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)	Percent of Class

Barclays Global Investors, N.A.	2,255,690	16.1%
Barclays Global Fund Advisors(3) 45 Fremont Street San Francisco, CA 94105
Royce & Associates, LLC(4) 1414 Avenue of the Americas New York, NY 10019	834,265	6.0%
Marti Morfitt(5)(6)	644,188	4.5%
Daniel E. Cohen(5)	344,725	2.5%
Richard W. Perkins(5)(7)	82,089	*
Patrick Delaney(5)(8)	74,333	*
H. Robert Hawthorne(5)	50,000	*
Andrew J. Greenshields(5)	13,000	*
Morris J. Siegel(5)	10,000	*
Karen T. Beckwith(5)	10,000	*
John J. Keppeler(6)	90,229	*
Linda Kollofski(6)	57,000	*
Larry Muma(6)	67,100	*
Samuel Reinkensmeyer(6)	47,877	*
All directors, nominees and current executive officers as a group (14 persons)	1,522,405	10.4%

*	Indicates ownership of less than 1%.
(1)	Except as otherwise noted, all shares beneficially owned by each stockholder were held of record, and each stockholder held sole voting power and sole investment power for all shares held.
(2)	Includes the following number of shares which could be purchased under stock options exercisable within sixty (60) days of June 29, 2006: Ms. Morfitt, 304,807 shares; Mr. Cohen, 50,000 shares; Mr. Perkins, 10,000 shares; Mr. Delaney, 40,000 shares; Mr. Hawthorne, 50,000 shares; Mr. Greenshields, 5,000 shares; Mr. Siegel, 10,000 shares; Ms. Beckwith 10,000 shares; Mr. Keppeler, 64,000 shares; Ms. Kollofski, 53,000 shares; Mr. Muma, 67,600 shares; Mr. Reinkensmeyer 35,400 shares; and all directors, nominees and current executive officers as a group, 706,607 shares.
(3)	This disclosure is based upon a Schedule 13G filed by the stockholders with the Securities and Exchange Commission on January 26, 2006 relating to its holdings as of December 31, 2005, in which Barclays Global Investors, N.A. disclosing sole voting power and sole dispositive power over 1,772,301 and 1,939,868 shares, respectively, and Barclays Global Fund Advisors disclosing sole voting power and sole dispositive power over 315,822 shares.
(4)	This disclosure is based upon an Amendment No. 2 to Schedule 13G filed by the stockholder with the Securities and Exchange Commission on May 4, 2006 relating to its holdings as of April 30, 2006.
(5)	Serves as a director of the Company and has been nominated for election as a director at this Annual Meeting.
(6)	Named Executive Officer.
(7)	Includes 147,039 shares held in a trust for which Mr. Perkins is the sole trustee, 10,000 shares held in the Perkins Capital Management Profit Sharing Plan and Trust, and 4,000 shares held by a corporation of which Mr. Perkins is sole stockholder. This total excludes 321,783 shares of common stock held for the accounts of clients of Perkins Capital Management, Inc., a registered investment advisor, of which Mr. Perkins is the controlling stockholder, a director and President. Perkins Capital Management has no voting power with respect to such shares and has sole dispositive power with respect to such shares. Mr. Perkins and Perkins Capital Management, Inc. disclaim beneficial ownership of such shares.
(8)	Includes 10,033 shares held by Mr. Delaney through his IRA.

ELECTION OF DIRECTORS
(Proposal #1)

        Eight directors will be elected at the Annual Meeting. The Governance Committee of the Board of Directors has nominated, and the Board of Directors ratified the nomination of, the eight persons named below. Each nominee has consented to being named as such. If elected, all directors will serve until the next Annual Meeting or until their respective successors have been elected and qualified. If for any reason any of the nominees becomes unavailable for election, the proxies solicited by the Board of Directors will vote for such nominees as are selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected.

        The nominees are listed below with their ages, their present positions with the Company, their present principal occupations or employment and their principal occupations or employment for at least the past five years and their term in office as a director.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

        Daniel E. Cohen, 54, has served as the Company’s Chairman of the Board since 1993 and has served as a director of the Company since its formation in 1982. Mr. Cohen also served as the Company’s Chief Executive Officer from 1989 to June 2001 and as Treasurer from 1982 to March 1999. Mr. Cohen, a founder of the Company, is a medical doctor and board-certified neurologist.

        Marti Morfitt, 48, has served as the Company’s President and Chief Executive Officer since June 2001 and its President and Chief Operating Officer from March 1998 to June 2001. Ms. Morfitt has served as a director of the Company since 1998. From September 1982 to February 1998, Ms. Morfitt served in a series of positions of increasing responsibility with The Pillsbury Company, a Minneapolis-based manufacturer and distributor of food products, most recently serving from May 1997 to February 1998 as Vice-President, Meals, and from February 1994 to May 1997 as Vice-President, Green Giant Brands. She also serves as a director of Graco, Inc., a Minneapolis-based manufacturer of fluid handling systems, and as a director of Intrawest Corporation, a Vancouver-based developer and operator of ski and golf resorts.

        Karen T. Beckwith, 45, has served as a director since October 1, 2003. Since January 2003, Ms. Beckwith has served as the President and Chief Executive Officer of Gelco Information Network, a leading provider of expense and trade management solutions. From 1999 to January 2003, Ms. Beckwith served in various executive positions of Gelco Information Network, most recently as its President and Chief Executive Officer of the Trade Management Group division. Prior to that, she held a number of finance positions at Ceridian Corporation from 1995 to 1999, including Senior Vice President of Finance and Business Development and Integration. Ms. Beckwith is a director of Associated Banc-Corp.

        Patrick Delaney, 63, has served as a director since 1983. A practicing attorney since 1967, Mr. Delaney retired as a partner in the Minneapolis-based law firm of Lindquist & Vennum P.L.L.P., counsel to the Company, in December 2002. Mr. Delaney is a writer and serves on the Board of Directors of a number of privately-held companies.

        Andrew J. Greenshields, 68, has served as a director since 1986. Mr. Greenshields has been President of Pathfinder Ventures, Inc., Minneapolis, Minnesota, since 1980. He is also a general partner of Spell Capital Partners, LP, which is a Minneapolis-based financial limited partnership. Mr. Greenshields is also a director of Aetrium, Inc., a manufacturer of semi-conductor handling equipment.

        H. Robert Hawthorne, 61, has served as a director since 1999. Mr. Hawthorne was Chief Executive Officer of Ocean Spray Cranberries, Inc., a Boston-based food and beverage company, from February 2000 to November 2002. From 1997 to 1999, Mr. Hawthorne served as a director, President and Chief Executive Officer of Select Comfort Corporation, a Minneapolis-based company that manufactures air beds and sleep related products. From 1986 to 1997, Mr. Hawthorne served in a series of positions of increasing responsibility with The Pillsbury Company, a Minneapolis-based manufacturer and distributor of food products, most recently serving from February 1992 to December 1997 as President of The Pillsbury Brands Group, a subsidiary of The Pillsbury Company.

        Richard W. Perkins, 75, has been a director since 1993. Mr. Perkins has been President, Chief Executive Officer and a director of Perkins Capital Management, Inc., a Minneapolis-based investment management company, since 1985. He is also a general partner of Spell Capital Partners, LP, a Minneapolis-based venture capital limited partnership. He is also a director of the following publicly-held companies: Synovis Life Technologies, Inc., a manufacturer of medical products; Lifecore Biomedical, Inc., a medical device company; Nortech Systems, Inc., a contract manufacturer for the electronics industry; Vital Images, Inc., a medical diagnostic software company; and Two Way TV (U.S.), Inc., a provider of software to the television game industry. Mr. Perkins is also a director of several private companies.

        Morris J. Siegel, 56, has served as a director since April 18, 2003. Mr. Siegel is the founder and retired chairman of Celestial Seasonings, Inc., a manufacturer and marketer of specialty herb teas. In 2000, Celestial Seasonings merged with The Hain Food Group, a natural, specialty, organic and snack food company. Mr. Siegel then served as vice chairman of the merged company, The Hain Celestial Group, Inc., and was Chief Executive Officer of Celestial Seasonings until September 2002. In 1987, Mr. Siegel founded Earth Wise, Inc., a marketer of environmentally friendly cleaning products and recycled trash bags. Mr. Siegel currently serves as a director of Whole Foods Market, Inc., a North American natural foods grocer. Mr. Siegel is also a director of Annie’s HomeGrown Foods, Inc., which manufactures, markets and sells premium all natural and organic foods, and is a subsidiary of Solera Capital LLC; a director of Camelbak Corp., an outdoor sporting goods company; and Avid Health Corp., a manufacturer of vitamins.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Board Attendance at Meetings

        The Board of Directors met five times during the fiscal year ended March 31, 2006. Each director attended at least 75% of the meetings of the Board and meetings of the Committee(s) on which he or she served during the fiscal year 2006.

        The Company does not have a formal policy on attendance at meetings of the Company’s stockholders. However, the Company encourages all Board members to attend all meetings, including the Annual Meeting of Stockholders. Five directors who were nominated for election at the 2005 Annual Meeting of Stockholders attended the 2005 Annual Meeting of Stockholders.

Board Independence

        The Board undertook a review of director independence in May 2006. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of directors. As a result of this review, the Board affirmatively determined that all of the Directors, except Ms. Morfitt and Mr. Cohen, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. The independent members of the Board regularly meet without the presence of Ms. Morfitt, our Chief Executive Officer, and Mr. Cohen, our Chairman.

Committees

        The Company has an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee, all established by the Board of Directors. The composition and functions of each of those Committees is set forth below:

        Audit Committee.    The Audit Committee of the Board of Directors, which is currently comprised of Messrs. Perkins (Chairman), Greenshields, Siegel and Ms. Beckwith, met five times during fiscal year 2006. The Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews and approves management’s processes to ensure compliance with laws and regulations, reviews the scope and results of audits by and the recommendations of the Company’s independent auditors. The Audit Committee approves the retention of the independent auditors, as well as all audit and non-audit services performed by the Company’s independent auditors and compensation to the auditors. The Audit Committee also reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission.

        Each member of the Audit Committee is “independent” as defined by the rules of The Nasdaq Stock Market and the Securities and Exchange Commission. Further, the Company’s Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Messrs. Perkins, Greenshields and Siegel and Ms. Beckwith meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The Audit Committee acts under a written charter, adopted by the Board of Directors, a copy of which available in the “Corporate Governance” tab of the “Investors” section of our website at www.cns.com and attached hereto as Appendix A. A report of the Audit Committee is set forth below.

        Compensation Committee.    The Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Greenshields (Chairman), Hawthorne and Ms. Beckwith, met four times during fiscal year 2006. Among other duties, the Compensation Committee makes recommendations to the Board of Directors regarding the employment practices and the policies of the Company, including succession planning, and approves of the compensation paid to the Chief Executive Officer and other executive officers of the Company. The Compensation Committee also has the authority to make awards under and adopt and alter administrative rules and practices governing the Company’s Stock Option Plans and Stock Purchase Plan (“Plans”) and interpret the terms and provisions of the Plans and any award issued under those Plans. The Compensation Committee annually reviews and approves performance objectives for the Chief Executive Officer and evaluates the Chief Executive Officer in light of those objectives.

         Governance Committee.    The Governance Committee, which is currently comprised of Messrs. Hawthorne (Chairman), Delaney and Siegel, met two times during fiscal year 2006. The responsibilities of the Governance Committee include identifying and evaluating qualified candidates to be presented to our Board for nomination as directors, ensuring that the Company’s Board and the Company’s governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines and Board evaluations. The Governance Committee also administers a code of ethics for the Company’s executive officers, currently embodied in the Company’s Code of Ethics and Business Conduct. The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available under the Corporate Governance tab of the “Investor” section of our website at www.cns.com. A copy of the current Governance Guidelines of the Company is also available under the Corporate Governance tab of the “Investor” section of our website.

        Investment Committee.    The Investment Committee, which is currently comprised of Messrs. Perkins (Chairman), Greenshields and Cohen and Ms. Morfitt, met two times during fiscal year 2006. In relation to the Company’s investment portfolio of cash and marketable securities, the Investment Committee is responsible for establishing an investment policy, monitoring the investment performance and the performance of the investment managers. The Investment Committee also monitors the Company’s Employees’ 401(k) Plan and Trust, its performance and the performance of its professionals.

Director Nominations

        Criteria for Nomination to the Board.    The Governance Committee is responsible for identifying qualified candidates to be presented to the Board for nomination as directors. It considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, and that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Governance Committee has no set specific minimum qualifications that nominees must meet, but rather believes nominees should be evaluated based on their ability to make a significant contribution to the governance of the Company by virtue of their experience, background, current position with other organizations and/or expertise in a particular business discipline, taking into account the needs of the Company and the composition of the Board of Directors. In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of the Company’s Board and its committees. The Board of Directors has adopted a policy limiting the number of Boards of Directors of other publicly-held companies on which the Company’s directors may serve to three, unless approved by the Governance Committee.

        Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references, and qualified nominees are interviewed by at least one member of the Governance Committee. Serious candidates meet with all members of the Board, and using the input from such interviews and the information obtained by the Governance Committee, the committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate, or elect to fill a vacancy, with these final prospective candidates. Candidates recommended by the Governance Committee are presented to the Board as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The Governance Committee will consider persons recommended by the stockholders using the same standards as other nominees.

         Board Nominees for the 2006 Annual Meeting.    The Governance Committee selected the nominees for this 2006 Annual Meeting in May 2006. In selecting Mr. Perkins as a nominee, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of the Company and its stockholders to waive the provisions of the Company’s Governance Guidelines relating to maximum age of nominees and approved the number of Boards of Directors of publicly-held companies upon which Mr. Perkins serves. All nominees for election at the 2006 Annual Meeting were elected by stockholders at the Company’s 2005 Annual Meeting. The Company may, from time to time, engage a third-party search firm to assist the Company in identifying potential director candidates for which it may pay a fee.

        Stockholder Proposals for Nominees.    The Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination; (c) a representation that the stockholder is a holder of record of the Company’s common stock and intends to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person, naming such persons, pursuant to which the nomination is to be made by the stockholder; (e) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals” below.

Directors Compensation

        Directors who served during fiscal year 2006 and were not otherwise directly or indirectly compensated by the Company were each paid directors’ fees in the form of an annual retainer and meeting fees. In addition, the chair of each committee of the Board of Directors receives an additional annual retainer amount. From April 1, 2005 until October 1, 2005, the annual retainer paid to non-employee directors was $10,000 and the additional annual retainer amount paid to each chair of committees of the Board of Directors was $2,000. In addition, from April 1, 2005 until October 1, 2005, non-employee directors received $1,000 for each Board meeting they attended and were compensated for attending committee meetings at a rate of $750 per meeting. With respect to meetings after October 1, 2005, non-employee directors will be paid $1,000 per day per Board meeting and $750 per committee meeting. Additionally, effective October 1, 2005, each non-employee director will receive an annual retainer of $18,000 per year and each chair of a committee of the Board will also receive an additional annual retainer of $4,000 per year. Consistent with the Company’s past practice, each director will also continue to be reimbursed for expenses associated with attending Board of Directors meetings.

        Each of Messrs. Delaney, Siegel and Ms. Beckwith, the Company’s non-employee directors, received an annual retainer amount of $14,000 in fiscal year 2006. Messrs. Perkins, Greenshields and Hawthorne, each of whom is a non-employee director and a chair of committees of the Board of Directors, received an annual retainer amount of $16,000 in fiscal year 2006.

        From time to time, the Company grants directors options to purchase its common stock in recognition of their service, with the grant and the number of shares underlying the option in the discretion of the Compensation Committee of the Board of Directors. However, no options were granted to members of the Board of Directors during fiscal year 2005 or fiscal year 2006.

        In determining the appropriate levels of cash and equity based compensation for the Company’s directors, the Compensation Committee takes into account a variety of factors, including the Company’s performance, the compensation practices of other companies, surveys on director compensation and reports of an outside consultant engaged to assist the Compensation Committee in the preparation and analysis of director compensation data.

        On May 1, 2006, the Board of Directors established guidelines for equity compensation to non-employee directors. Under these guidelines, non-employee directors serving a continuing term will receive an annual grant of stock options with a value equal to $51,000, determined using the Black-Scholes method. These options will vest over a period of three years on the anniversary date of grant and have a term of seven years. The exercise price of the option is the fair market value of the Company’s common stock on the date of grant. In all other respects, the options are subject to the Company’s 2000 Stock Option Plan, as amended. Under these new equity compensation guidelines, the Board of Directors granted an option to purchase 5,985 shares of the Company’s common stock to all non-employee directors. Additionally, for fiscal 2007, director Patrick Delaney will receive an additional quarterly director retainer of $5,000 for his service as a director in attending all Board and committee meetings and preparing the minutes of those meetings. The Compensation Committee recommended these changes in director compensation.

Communications with Directors

        Stockholders may communicate with the chair of any committee of the Board of Directors by sending an e-mail to chair.director@cns.com or by writing to the chair of the committee c/o the Corporate Secretary, at the address set forth on the front page of this Proxy Statement. In addition, you can contact any of the Company’s directors or the Board as a group by writing to them c/o the Corporate Secretary at the same address. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

CODE OF ETHICS

        The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is included in the Company’s Code of Ethics and Business Conduct. The Code of Ethics and the Business Conduct is publicly available under the “Corporate Governance” tab in the “Investors” section of our website at www.cns.com. To the extent permitted, the Company intends to disclose any amendments to, or waivers from, the code of ethics applicable to the Company’s chairman, chief executive officer and senior financial officers or with respect to the required elements of the code of ethics on our website at www.cns.com, under the “Corporate Governance” tab in the “Investors” section.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ending March 31, 2006, March 31, 2005 and March 31, 2004, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Marti Morfitt, the Company’s Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company as determined in accordance with the Securities and Exchange Commission rules (together with Ms. Morfitt, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term Compensation

Name and Principal Position	Period Ending	Annual Compensation		Securities Underlying Options (#)	All Other Compensation($) (1)

		Salary ($)	Bonus ($)

Marti Morfitt President and Chief Executive Officer	2006	$460,000	$401,742	75,000	$6,135	(2)
	2005	440,000	362,578	65,000	6,169	(2)
	2004	425,000	301,300	70,000	6,135	(2)
Samuel Reinkensmeyer Chief Financial Officer and Secretary	2006	200,100	105,909	15,000	5,534
	2005	193,325	97,256	13,500	5,524	(3)
	2004	88,545	65,000	53,500	2,521	(4)
John J. Keppeler Vice President of Worldwide Sales	2006	225,000	119,942	15,000	6,101
	2005	218,940	109,337	13,500	6,112	(5)
	2004	213,600	97,313	15,000	6,090	(5)
Larry Muma Vice President of Operations	2006	218,160	123,418	21,000	252
	2005	209,770	112,240	13,500	259
	2004	202,667	88,498	15,000	207
Linda Kollofski Vice President of Marketing	2006	200,000	104,088	15,000	207
	2005	190,000	99,204	13,500	259
	2004	177,200	33,867	13,500	207

(1)	Unless otherwise noted, represents Company payments in respect of life insurance premiums paid on behalf of the executive officer.
(2)	Represents Company payments of $6,000 in respect of a car allowance and the remainder in respect of life insurance premiums paid on behalf of Ms. Morfitt.
(3)	Represents $5,400 in respect of a car allowance and the remainder in respect of life insurance premiums paid on behalf of Mr. Reinkensmeyer.
(4)	Represents $2,498 in respect of a car allowance and the remainder in respect of life insurance premiums paid on behalf of Mr. Reinkensmeyer.
(5)	Represents Company payments of $6,000 in respect of a car allowance and the remainder in respect of life insurance premiums paid on behalf of Mr. Keppeler.

Stock Options

        The following table contains information concerning grants of stock options to the Named Executive Officers during the fiscal year ending March 31, 2006:

OPTION GRANTS IN FISCAL YEAR 2006

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2006	Exercise or Base Price ($/Sh)	Expiration Date

					5%	10%

Marti Morfitt	75,000	34.9%	15.74	4/25/2015	$742,410	$1,881,413
Samuel Reinkensmeyer	15,000	7.0%	15.74	4/25/2015	148,482	376,283
John J. Keppeler	15,000	7.0%	15.74	4/25/2015	148,482	376,283
Larry Muma	21,000	9.8%	15.74	4/25/2015	207,875	526,796
Linda Kollofski	15,000	7.0%	15.74	4/25/2015	148,482	376,283

(1)	Potential realizable values shown above represent potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will depend upon overall market conditions and the future performance of the Company and its common stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ending March 31, 2006 and unexercised options held as of March 31, 2006:

AGGREGATED OPTION EXERCISES IN FISCAL 2006 AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at March 31, 2006		Value of Unexercised In-the-Money Options at March 31, 2006(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Marti Morfitt	200,193	$3,127,292	258,141	141,666	$3,696,056	$1,169,759
Samuel Reinkensmeyer	—	—	25,900	56,100	269,298	516,777
John J. Keppeler	37,000	912,397	54,500	29,000	852,198	241,170
Larry Muma	20,000	508,940	56,100	35,000	865,574	275,970
Linda Kollofski	—	—	43,500	48,500	626,490	558,285

(1)	Based on the closing sale price of $21.54 per share of common stock on March 31, 2006.

Report on Executive Compensation

        This is a report of the Compensation Committee of the Board of Directors of the Company, which is comprised of Mr. Greenshields (Chair), Mr. Hawthorne, and Ms. Beckwith, each of whom is a non-employee director and an independent director under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission.

        Among its other duties, the Compensation Committee reviews and determines the salaries, compensation and benefits of the Company’s executive officers and senior management.

        Compensation Philosophy

        The Company’s philosophy for compensation of executive officers is intended to:

•	provide competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals;

•	recognize individual initiative and achievements;
•	enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company’s executives with those of its stockholders; and
•	assist the Company in attracting and retaining talented executives.

        To accomplish these objectives, the Company’s executive compensation program consists of annual base salaries, cash bonuses and long-term incentive compensation, traditionally through grants of stock options.

        In determining the appropriate mix among these three compensation elements and appropriate levels of compensation for each element, the Compensation Committee takes into account internally set performance goals, the Company’s performance as compared to the performance of other publicly-held, consumer product companies, the compensation practices of other companies, surveys, reports and other market data against which it measures the competitiveness of the Company’s compensation program. In selecting companies for comparison purposes, the Compensation Committee reviews information of publicly-held consumer product companies of similar size to CNS and those companies generating up to $500 million in revenue. In choosing companies with greater revenue than CNS, the Compensation Committee believes that the Company benefits from attracting and retaining executives with experience at larger consumer products companies. The Compensation Committee also has utilized the services of an outside independent consultant to assist it in the preparation and analysis of compensation data.

        The base salary, cash bonus and long-term incentive compensation of the Company’s executive officers is described in more detail below.

        Base Salary

        The Compensation Committee reviews the base salaries of executive officers annually. In determining executive officers’ annual base salary, the Compensation Committee considers the overall performance of the Company, levels of responsibility, job complexity, the relationship of the position to the Company’s long-term strategic goals, internal equity, the individual’s skills, experience and background, surveys analyzing executive compensation for the comparative group of companies and with respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. As it has in the past, the Compensation Committee engaged an outside independent executive compensation consulting firm for fiscal year 2006 to provide it with data regarding the competitiveness of the salaries of the Company’s executive officers and comparative information regarding the salaries of executives in similar positions at companies within the comparative group.

        While there are no pre-established weightings given to these factors, particular importance is placed on attracting and retaining quality individuals in order to establish and secure an effective executive team for the Company. At its meeting in April 2005, the Compensation Committee approved increases to the base salaries of the Company’s executive officers (other than the Chairman) for fiscal year 2006. The increases were based on market-related and internal equity adjustments, as well as each individual’s performance. The base salary of an executive officer is generally targeted at the median for a similar position in the comparative group of larger consumer products companies and at the 75th percentile of similarly sized consumer product companies. The base salary of Daniel E. Cohen, the Company’s Chairman, is set by an employment agreement that continues through June 30, 2007. See the section of this Proxy Statement entitled “Employment Agreements” for a description of the Company’s employment agreement with Mr. Cohen.

        Cash Bonuses

        Each year the Compensation Committee adopts an incentive plan that establishes specific performance measures upon which cash bonuses to executive officers will be based. The Compensation Committee adopted the 2006 Incentive Plan at its meeting in April 2005.

        Under the 2006 Incentive Plan, executive officers are eligible for cash bonuses based upon the Company’s achievement of objectives in three areas: (a) operating income; (b) net sales and (c) strategic goals, with performance weighted 60%, 30% and 10%, respectively. The Company’s achievement against the minimum, target and maximum levels for each area will determine the level of bonus. Depending upon the extent to which the Company’s performance exceeds the established measures, executive officers (other than the Chairman and Chief Executive Officer) are eligible for cash bonus awards ranging from 0% to 60% of their base salaries. Under the 2006 Incentive Plan, the Chief Executive Officer of the Company is eligible for a cash bonus award ranging from 0% to 100% of her base salary. In addition, as with the 2005 Incentive Plan, the Chairman is not eligible for a cash bonus award under the 2006 Incentive Plan.

        With respect to the 2005 Incentive Plan, the Company’s performance exceeded the target level with respect to net sales and exceeded the maximum level with respect to operating income for fiscal year 2005. After adjusting for the weighting among the incentive plan goals, the Company’s achievement against the goals established for the 2005 Incentive Plan resulted in bonuses to the Executive Officers (other than the Chief Executive Officer) of 54.78% of their base salaries. These bonus amounts were paid to the 2005 Incentive Plan participants in the first quarter of fiscal year 2006.

        In addition to cash bonuses under the incentive plan, the Compensation Committee also grants discretionary cash bonuses from time to time to executive officers in recognition of outstanding achievement. Every employee through the vice president level is eligible for an award under the discretionary plan.

        Long-Term Incentive Compensation

        The Compensation Committee promotes the long-term incentive component of its executive compensation program through the grant of equity compensation awards, historically through the grant of stock options.

        The Compensation Committee believes that equity compensation is a particularly important tool to attract experienced and talented executives and to encourage their long-term commitment and performance. The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholder’s interests in enhancing stockholder value.

        Stock options are generally granted to executive officers at the time they are first elected. Additionally, the Compensation Committee generally approves annual stock option grants in recognition of performance of executive officers for the prior fiscal year.

        In May 2006, the Compensation Committee granted each of the executive officers a stock option under the Company’s Stock Option Plan in recognition of their performance in fiscal year 2006. The value of the annual equity grants made to executive officers for 2006 were targeted to be at the median of grants to comparable positions within the comparative group of companies. The Compensation Committee also takes into account the value and number of shares underlying previous stock option grants. The grants were intended to focus the recipient on the Company’s future performance, and in recognition of this, each option vests in three equal installments over a period of three years with the first portion of the option vesting on the first anniversary of the date of grant. All stock options granted with respect to fiscal year 2006 performance had an exercise price equal to the market value of the Company’s common stock on the date of grant and a seven-year term. The Compensation Committee granted stock options to purchase 260,700 shares of the Company’s common stock with respect to fiscal year 2006 performance. Of these fiscal year 2006 option grants, options to purchase 180,624 shares were awarded to individuals who were executive officers on the grant date. Following fiscal year 2005, the Compensation Committee granted stock options to purchase 198,684 shares of the Company’s common stock with respect to fiscal year 2005 performance. Of these fiscal year 2005 options, options to purchase 150,600 shares were awarded to individuals who were executive officers on the date of grant. The Compensation Committee believes that this is consistent with the Company’s philosophy of providing equity compensation incentives to those personnel most responsible for the Company’s performance.

        Chief Executive Officer Compensation

        Ms. Marti Morfitt has served as the Company’s Chief Executive Officer since June 2001. Prior to her appointment as our Chief Executive Officer, Ms. Morfitt served as our President and Chief Operating Officer from March of 1998 until June of 2001.

        For fiscal year 2006, the Compensation Committee has determined Ms. Morfitt’s base salary, cash bonus and long-term incentive grant using the same philosophies and quantitative and qualitative criteria applicable to all executive officers. Additionally, the Compensation Committee also considered additional qualitative factors relating to the performance of the Company’s business, such as Ms. Morfitt’s ability to manage the Company in an increasingly competitive industry, her overall leadership, her development of the Company’s Breathe Right® brand, penetration in both domestic and international markets and the development of the Fiber Choice® brand.

        Ms. Morfitt received an annual base salary of $460,000 for fiscal year 2006. In May 2006, the Compensation Committee set Ms. Morfitt’s base salary at $480,000 for fiscal year 2007. Also in May 2006, Ms. Morfitt was awarded a cash bonus of $460,000 under the 2006 Incentive Plan, representing 100% of her base salary for fiscal year 2006. In May 2006, the Compensation Committee approved the grant of an option to Ms. Morfitt to purchase 75,000 shares of common stock in recognition of her performance during the 2006 fiscal year. Under the 2005 Incentive Plan, Ms. Morfitt was awarded a cash bonus of $401,742 in April 2005, representing 91.31% of her base salary for fiscal year 2005. In April 2005, the Compensation Committee approved a grant of an option to purchase 75,000 shares of common stock in recognition of her performance during the 2005 fiscal year. Ms. Morfitt’s compensation for the fiscal years ending March 31, 2006, March 31, 2005 and March 31, 2004 is shown in the Summary Compensation Table above.

        The Compensation Committee is committed to continually reviewing the Company’s compensation philosophy and programs to ensure they meet the Company’s objectives of providing compensation that attracts and retains superior executive talent, as well as encourages the Company’s executive officers to achieve the business goals of CNS.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS:

Andrew J. Greenshields, Chairman
H. Robert Hawthorne
Karen Beckwith

Report of the Audit Committee

        This is a report of the Audit Committee of the Board of Directors of the Company for the year ended March 31, 2006.

        The Audit Committee of the Board of Directors is currently comprised of Messrs. Perkins (Chairman), Greenshields, Siegel and Ms. Beckwith. In accordance with its Charter, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and KPMG LLP, the Company’s independent registered public accounting firm, with and without management present. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        KPMG LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

        Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS:

Richard W. Perkins, Chair
Karen Beckwith
Andrew J. Greenshields
Morris J. Siegel

Stock Performance

        The graph below sets forth a comparison of the cumulative stockholder return of the Company’s common stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Market Index and the Surgical, Medical and Dental Instruments and Supplies Index (the “Medical Instruments Index”) (SIC Code 384). The graph below compares with the two indicated indexes the cumulative total return of the Company’s common stock assuming a $100 investment on December 31, 2001 and assuming reinvestment of all dividends paid over the fiscal years ending December 31, 2001, for a transition period from December 31, 2001 to March 31, 2002 (“TP 2002”) and for the fiscal years ending March 31, 2004, March 31, 2005 and March 31, 2006. The transition period results from the Company’s change in its fiscal year from a December 31 to a March 31 year-end. The Company paid dividends of $0.04 per share on each of October 16, 2003, December 5, 2003 and March 5, 2004. The Company paid dividends of $0.05 per share on June 4, 2004, September 3, 2004, December 3, 2004 and March 5, 2005. The Company paid dividends of $0.06 per share on June 3, 2005, September 9, 2005, December 2, 2005 and March 3, 2006. This graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CNS, INC.,
SIC CODE INDEX AND NASDAQ MARKET INDEX

	December 31, 2001	TP2002*	March 31,
			2003	2004	2005	2006
CNS, Inc.	$100.00	$126.97	$124.59	$197.19	$335.50	$410.32
SIC Code Index	$100.00	97.23	88.22	127.89	130.91	121.88
Nasdaq Market Index	$100.00	94.75	69.54	102.65	103.33	138.46

*	Denotes transition period from December 31, 2001 to March 31, 2002

Employment Agreements

        Employment Agreement with Ms. Morfitt

        As of July 20, 2004 the Company entered into a new employment agreement with Ms. Morfitt pursuant to which she will serve as the Company’s President and Chief Executive Officer at an annual base salary of $480,000 for fiscal year 2007. Ms. Morfitt is eligible to receive the other benefits available to the Company’s employees and executive officers, including a cash bonus under the incentive plan annually adopted by the Board and described above under “Report on Executive Compensation: Cash Bonuses.” However, for the purposes of the employment agreement provisions regarding termination or Change In Control (as defined in the employment agreement), the target bonus is the cash incentive compensation plan amount, waiving any condition precedent to the payment to Ms. Morfitt and assuming that the performance goals for the period were achieved at the target level.

        Either party may terminate the employment agreement by providing notice to the other. However, if the Company terminates Ms. Morfitt’s employment without Good Cause (as defined in the employment agreement), the Company must pay Ms. Morfitt her annual base salary at regular payroll intervals for a period of 24 months following the termination. The Company will pay the employer’s portion of the premium costs for any group health, dental, and life insurance benefits during such period and for certain out-placement assistance for Ms. Morfitt for a period of six months. These payments are in addition to payments to Ms. Morfitt of her then-current base salary through the date of the termination notice, any unpaid target bonus pro rated for the number of days Ms. Morfitt was employed during the bonus period and accrued unused paid time off.

        The employment agreement will automatically expire at the end of a 24-month period following a Change In Control. If a Change In Control occurs and the parties do not enter into a new employment agreement within this 24 month period, the Company must continue to pay Ms. Morfitt her annual base salary at regular payroll intervals for 24 months after the initial 24 month period following a Change In Control and must pay the employer’s portion of the premium costs for any group health, dental, and life insurance benefits during such period, or such shorter continuation period required by law.

        If, within 24 months following a Change In Control, Ms. Morfitt’s employment is terminated by the Company (or its successor) without Good Cause or as a result of Ms. Morfitt’s disability (as determined by the Company) or is terminated by Ms. Morfitt for Good Reason (as defined in the employment agreement), the Company must pay Ms. Morfitt a severance payment, payable in cash in a single sum within 60 days of the date of termination, equal to 300% of the sum of the base salary and the target bonus in effect as of the date of termination. The severance payment is in addition to payment of her then-current base salary through the date the termination notice and any target bonus pro-rated for the number of days Ms. Morfitt was employed during the bonus period. If termination of Ms. Morfitt’s employment results from her disability, the severance payment will not limit her right to receive payments or other benefits under any of the Company’s disability plans, as applicable. The Company will also pay to Ms. Morfitt all benefits payable to her under the Company’s retirement plans and if Ms. Morfitt is not fully vested in her account balance under the Company’s Employees’ 401(k) Plan and Trust, the Company will pay Ms. Morfitt a single lump sum payment in cash representing the nonvested portion of her account. The Company will provide Ms. Morfitt certain out-placement services at its expense and will pay the employer’s portion of the premium costs for any group health, dental, and life insurance benefits during such period, or such shorter continuation period required by law.

        All stock options granted to Ms. Morfitt will vest immediately prior to a Change In Control. In the event that the vesting of the options, together with all other payments and the value of any benefit received or to be received by Ms. Morfitt would result in all or a portion of such payment being subject to federal excise tax, then payments to Ms. Morfitt shall be either the full payment or a lesser amount that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by Ms. Morfitt, on an after-tax basis, of the greatest amount of payment. As a condition to receiving benefits in connection with a Change In Control, Ms. Morfitt must sign a standard release agreement with the Company. Ms. Morfitt’s employment agreement also contains non-compete and non-solicitation obligations that remain in effect during her employment and for a period of one year thereafter.

        Employment Agreement with Mr. Cohen

        Effective May 3, 2006, we entered into an Amended and Restated Employment Agreement with Daniel E. Cohen, our Chairman. In addition, on May 1, 2006, the Board of Directors granted Mr. Cohen an option to purchase 5,985 shares of the Company’s common stock. The option will vest over a period of three years on the anniversary date of grant and have a term of seven years. The exercise price of the option is the fair market value of the Company’s common stock on the date of grant. In all other respects, the option is subject to the Company’s 2000 Stock Option Plan, as amended.

        As amended and restated, the employment agreement with Mr. Cohen provides that Mr. Cohen will serve as Chairman of the Board, a part-time regular executive position with the Company, through June 30, 2007 and be entitled to a base salary of $100,000 per year. Mr. Cohen will not be entitled to any bonus or change of control payments or to any severance or similar payments as the result of the termination of his employment. Mr. Cohen’s employment agreement also contains a non-compete obligation that remains in effect for a period of one year after termination of employment for any reason.

        Employment Agreements with Mr. Reinkensmeyer, Ms. Horvath and Ms. Strait

        On May 3, 2006, the Company entered into an employment agreement (the “Agreements”) with three of its executive officers (the “Executive”): Samuel E. Reinkensmeyer, the Company’s Vice-President, Chief Financial Officer and Secretary; Susan Horvath, the Company’s Vice President and Team Leader, International and Nicole Strait, the Company’s Vice President of Human Resources. The Compensation Committee approved the Agreements on May 1, 2006. Under the Agreements, each Executive will continue to serve in his or her existing position with the base salary for fiscal year 2007 of $220,110 for Mr. Reinkensmeyer, $160,500 for Ms. Horvath and $140,000 for Ms. Strait. As with other executive officers of the Company, the Executives are eligible for a cash bonus under the annual incentive plan. The Executives will receive paid time off, expense reimbursement and those benefits available to other employees such as insurance and participation in the Company’s 401(k) program.

        Under the Agreements, the Executive may resign upon 30 days’ written notice and while the Company has the right to terminate the Executive’s employment at any time during such 30 day period, the Company will continue to pay such Executive’s annual base salary and the employer portion of insurance premiums through such 30 day period. The Executive will also receive any accrued and unused paid time off. The Company may also terminate the Executive’s employment upon written notice. However, if the Company terminates the Executive’s employment without Good Cause (as defined in the Agreements) and prior to a Change In Control (also as defined in the Agreements), the Company must pay the Executive his or her annual base salary at regular payroll intervals for a period of one year following the termination. The salary continuation serves as additional consideration for the Executive’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, non-competition and solicitation of customers. The Company will pay the employer’s portion of the premium costs for any group health, dental, and life insurance benefits during such period and for certain out-placement assistance for the Executive for a period of six months. These payments are in addition to payments to the Executive of such Executive’s then-current base salary through the date of the termination notice and accrued unused paid time off. Mr. Reinkensmeyer is also entitled to receive a pro rata portion of his incentive compensation at the target level upon his termination prior to a Change in Control if his employment is terminated without Good Cause. As a condition to receiving these benefits, the Executive must sign a standard release agreement with the Company. If, at any time, the Company terminates the Executive’s employment for Good Cause or because of a Disability or if such Executive’s Agreement terminates because of the Executive’s death, the Company will pay the Executive’s annual base salary through the date of termination of employment for Good Cause, disability or death.

        If, within 24 months following a Change In Control, the Executive’s employment is terminated by the Company (or its successor) without Good Cause or is terminated by the Executive for Good Reason (as defined in the Agreements), the Company must pay the Executive a severance payment equal to 24 months of such Executive’s compensation, which will be calculated based upon the average monthly compensation of any type or form paid to the Executive during the 24 months prior to the date of termination. One-half of the total severance payment will be paid by the Company in a lump-sum within 60 days of the termination date. As additional consideration for the Executive’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, non-competition and solicitation of customers, the remaining one-half will be paid in 12 equal monthly installments. The Company will also continue to pay the employer’s portion of the premium cost for any group insurance benefits during such period, or such shorter continuation period required by law. The Agreements of Ms. Horvath and Ms. Strait will automatically expire at the end of a 24-month period following a Change In Control, subject to certain obligations of the Company and the Executives that will survive such termination. The severance payment following a Change in Control is in addition to payment of the Executive’s then-current base salary through the date the termination notice and any applicable incentive bonus, commensurate with the performance of the Executive and the performance of the Company.

        All stock options granted to the Executive will vest immediately prior to a Change In Control. In the event that the vesting of the options, together with all other payments and the value of any benefit received or to be received by the Executive, would result in all or a portion of such payment being subject to federal excise tax, then payments to the Executive shall be either the full payment or a lesser amount that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payment.

        The Company may discontinue salary continuation or severance payments under the Agreements if the Executive breaches any provisions of such Executive’s Agreement relating to the treatment of confidential information, disclosure and assignment of certain intellectual property, prohibition on competition and prohibition on solicitation of customers.

        Employment Agreements with Messrs. Keppeler and Muma and Ms. Kollofski

        Mr. Keppeler, Mr. Muma and Ms. Kollofski each have employment agreements with the Company that provide that they are entitled to base salaries, respectively, of $231,000, $226,886, and $208,000 annually. In addition, they may earn cash bonuses as established by the Board from time to time. Each of these executive officers may terminate their respective agreements at any time by providing advance, written notice. Each of the employment agreements with these executive officers contains a non-compete obligation that remains in effect for a period of one year after termination of employment for any reason.

        Each of the employment arrangements with Mr. Keppeler, Mr. Muma and Ms. Kollofski provide that in the event the Company terminates any of these executive officers without Cause (as defined in the employment agreements) prior to a Change In Control (as defined in the employment agreements), the executive is entitled to severance payments equal to twelve months’ base salary payable at regular payroll intervals and continued coverage under the Company’s medical, dental and life benefit plans for the severance period. The severance payments are conditioned on receipt of a release by the executive officer of any claims against the Company.

        The employment arrangements of Messrs. Keppeler and Muma and Ms. Kollofski further provide that if the executive officer’s employment is terminated during a period of twenty-four months following a Change In Control of the Company (i) by the Company other than for Cause, death or Disability, or (ii) by the employee for Good Reason (as such terms are defined in their employment agreements), then they shall be entitled to a lump sum payment equal to twenty-four times the average monthly cash compensation paid to them in the twenty-four months prior to termination and all of their outstanding options to purchase common stock of the Company shall immediately become fully vested and exercisable. The Company will also reimburse these executives on a net after tax basis, for any excise tax payable by the executives in the event it is determined that any portion of the payments (including the acceleration of vesting of stock options) constitutes an excess parachute payment under Section 280G of the Internal Revenue Code.

        Amounts Payable Upon Change In Control

        If such a termination upon a Change In Control had occurred in fiscal year 2006, the amounts payable pursuant to the Company’s employment agreements with its executive officers would have been as follows: Ms. Morfitt, $1,610,000; Mr. Reinkensmeyer, $596,590; Mr. Keppeler, $673,219; Mr. Muma, $655,088; Ms. Kollofski $584,792; Ms. Horvath $309,833 and Ms. Strait, $142,254. In addition, the Company will provide continued coverage under the Company’s health, dental and life benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASD. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, all insiders of the Company filed in a timely manner all such reports.

APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal #2)

        The Audit Committee has selected KPMG LLP, as the Company’s independent registered public accounting firm to make an examination of the accounts of the Company for the fiscal year ending March 31, 2007, and to perform other appropriate accounting services. In the event the appointment of KPMG LLP should not be ratified and approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF KPMG LLP.

RELATIONSHIP WITH INDEPENDENT AUDITORS

        The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending March 31, 2007. Representatives of KPMG LLP, which has served as the Company’s independent registered public accounting firm since 1995, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Accountant Fees and Services

        The following is an explanation of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2006 and March 31, 2005, which totaled $248,500 and $241,750, respectively.

        Audit Fees.    The aggregate fees billed to the Company for professional services related to the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s filings on Form 10-Q, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended March 31, 2006 and March 31, 2005 totaled $227,250 and $214,500, respectively.

        Audit-Related Fees.    There were no fees billed to the Company for professional services for assurance and related services by KPMG LLP reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees” for either the fiscal years ended March 31, 2006 or March 31, 2005.

         Tax Fees.    The aggregate fees billed to the Company by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns and estimates, amended returns and related tax advice for the fiscal years ended March 31, 2006 and March 31, 2005 totaled $21,250 and $27,250, respectively.

        All Other Fees.    There were no fees billed to the Company by KPMG LLP for the fiscal years ended March 31, 2006 and March 31, 2005, other than those described above.

Audit Committee Pre-Approval Procedures

        The Company has adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

        All of the services described above for 2006 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

ANNUAL REPORT

        An Annual Report of the Company describing the Company’s key activities and containing consolidated financial statements for the fiscal year ended March 31, 2006 accompanies this Notice of Annual Meeting and proxy solicitation material.

STOCKHOLDER PROPOSALS

        Stockholder proposals for consideration at the Company’s 2007 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s Bylaws.

Rules Governing Proposals to be Included in Company’s Proxy Materials

        The proxy rules of the Securities and Exchange Commission permit stockholders of the Company, after timely notice to the Company, to present proposals for stockholder action in the Company’s Proxy Statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by action of the Company in accordance with the proxy rules. The Company plans to hold its 2007 Annual Meeting of Stockholders on or about August 14, 2007 and anticipates mailing its proxy materials in connection with that meeting on or about June 30, 2007. For a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders, the proposal must have been received in writing by the Secretary of the Company at its corporate offices no later than February 28, 2007, which date is approximately 120 days from the anticipated mailing date of the materials for next year’s meeting of stockholders.

Rules Governing Other Proposals and Nominations

        The Bylaws of the Company establish an advance notice procedure with regard to (a) certain business to be brought before an annual meeting of stockholders of the Company, and (b) the nomination by stockholders of candidates for election as directors:

Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, has been otherwise properly brought before the meeting by or at the direction of the Board of Directors, or has been otherwise properly brought before the meeting by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such stockholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to the mailing date of the proxy materials for the Company’s most recent annual meeting and comply with certain other requirements. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in the Company’s Bylaws, which are available for inspection by stockholders at the Company’s principal executive offices pursuant to Section 220 of the Delaware General Corporation Law. Nothing in the Bylaws precludes discussion by any stockholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

        Stockholder Nomination of Directors.    The Bylaws provide that a notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such stockholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to the mailing date of the proxy materials for the Company’s most recent annual meeting. The notice to the Company from a stockholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in the Company’s Bylaws, which are available for inspection by stockholders as described above. If the presiding officer of a meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Evaluation of Stockholder Nominees. The Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. Please see the section above entitled “Director Nominations – Process for Identifying and Evaluating Nominees” for a description of this process.

OTHER BUSINESS

        The management of the Company does not know of any other business that may be presented for consideration at the Annual Meeting of Stockholders. If, however, any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will exercise their discretionary authority to vote said proxy in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel E. Cohen
Chairman of the Board

Appendix A:  CNS, Inc. Audit Committee Charter

Appendix A

CNS, INC.
AUDIT COMMITTEE CHARTER

Organization and Membership

        The Audit Committee shall be comprised of not less than three directors, all of whom shall be “Independent” and “Financially Literate” each as defined below. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise.

        The members shall be appointed by the Board of Directors upon recommendation of the Governance Committee. Members shall serve until resignation or removal by the Board of Directors. The Audit Committee chairperson shall be appointed by the Board of Directors upon recommendation of the Governance Committee.

        The Committee shall meet as needed, consistent with its responsibilities as outlined below, and record all activities with copies of minutes to the Board of Directors.

Charter of Responsibilities

        The Audit Committee shall assist the Board of Directors in its oversight of the Company’s financial reporting, controls, external audit processes, and the quality and integrity of financial disclosure and communications by the Company.

        The responsibilities of the Audit Committee are summarized as follows:

        Relationship to Independent Auditors

1.	Approve the engagement and removal of the independent auditors, all in the sole judgment of the Audit Committee. Oversee the work of the Company’s independent auditors, who shall report directly to the Committee.
2.	Approve all auditing services and permitted non-audit services provided by the independent auditors, and the fees and other significant compensation to be paid to the independent auditors.
3.	Approve the scope of the annual audit and quarterly reviews and results of the annual audit. Periodically meet with the independent auditors in executive session, without management. Review the independent auditors’ plan to assure the audit provides substantive coverage of key internal control and financial risks.
4.	Review quarterly in executive session with the independent auditors and assess the competence of the senior financial personnel and address any ethical concerns related to such personnel.
5.	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
6.	Report the results of the annual audit to the Board of Directors. Provide an opportunity for the full Board to meet with the independent auditors regarding the results of the annual audit, if so requested by the Board of Directors or deemed advisable by the Committee.

        Relationship to Management and Independent Auditors

1.	Meet with management at least quarterly to review management’s disclosure of fraud and/or deficiencies, if any, in the design or operations of the Company’s internal controls. Review significant findings prepared by the independent auditors together with management’s responses. Direct improvements in existing practices where indicated.
2.	Consult with the Chief Financial Officer and independent auditors on new developments in accounting and financial standards.

3.	Review with management and the independent auditors, based on reports required from the independent auditors,
a.	all critical accounting policies and practices to be used;
b.	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments; and
c.	other material written communications between the independent auditor and management.
4.	Review quarterly and annual financial results with the independent auditors and management and discuss earnings press releases prior to release to the public.
5.	Review and comment on the Company’s annual report to shareholders, annual report on Form 10-K, and quarterly reports on Form 10-Q. Recommend to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s annual report.
6.	Obtain an annual report from the Company’s Chief Financial Officer on tax and insurance matters. Review and assess significant tax issues with management and the independent auditors.
7.	Resolve any disagreements between management and the independent auditors regarding financial reporting.
8.	Review significant litigation and regulatory proceedings in which the Company is or may be involved, for analysis of potential impact on the Company’s financial statements.
9.	Receive reports from the Company’s legal counsel regarding any dispute, litigation, regulatory matter or proceeding or any material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent of the Company. The Committee is otherwise free to inquire into, but is not responsible, for legal matters.

        General

1.	Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, including allowing for the submission of confidential and anonymous complaints.
2.	Annually submit a report to shareholders and review and approve other audit related information as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and/or annual report.
3.	Review and reassess the adequacy of the Charter on an annual basis. If deemed necessary or advisable by the Committee or the Board of Directors, adopt an amended Charter and submit the amended Charter to the Board of Directors for approval. Publish this Audit Committee Charter as required by the Securities and Exchange Commission or any exchange or system on which the Company’s securities are listed or quoted.
4.	The Committee has the authority to conduct or authorize inquiries into any matter within the Committee’s charter and is authorized to retain independent counsel, accountants, or any other expert it deems necessary to assist it, at the expense of the Company.
5.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

Definitions

        As used in this Charter, the listed terms shall have the following definitions:

1.	An “Independent” director shall be a director who meets the independence requirements for audit committee members as required by the Securities and Exchange Commission or any exchange on which the Company’s securities are listed or any system on which the Company’s securities are quoted.
2.	“Financially Literate” means an ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

CNS, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

August 15, 2006

11:00 a.m., local time

CNS, Inc.

7615 Smetana Lane

Eden Prairie, Minnesota 55344

CNS, Inc. 7615 Smetana Lane, Eden Prairie, MN	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 15, 2006

The undersigned hereby appoints Daniel E. Cohen and Patrick Delaney, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Stockholders of CNS, Inc. to be held at the Company’s headquarters, 7615 Smetana Lane, Eden Prairie, Minnesota, on Tuesday, August 15, 2006 at 11:00 a.m. Eden Prairie, Minnesota time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of Common Stock of CNS, Inc. held of record by the undersigned on June 29, 2006 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

This proxy, if properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR each nominee named in Proposal 1 and FOR Proposal 2. Please sign, date and detach below and return this proxy form using the envelope provided.

See reverse side for voting instructions.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR each nominee and each proposal.

1.	Election of directors:	01 Daniel E. Cohen 02 Karen T. Beckwith 03 Patrick Delaney	04 Andrew J. Greenshields 05 H. Robert Hawthorne 06 Marti Morfitt	07 Richard Perkins 08 Morris J. Siegel	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of appointment of KPMG LLP as independent auditors.	☐ For	☐ Against	☐ Abstain

3.	To act upon such other matters as may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	I plan to attend the meeting	☐	Date ______________________, 2006

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.